Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 10, 2008)
BAKER ANNOUNCES RECORD EARNINGS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008
     PITTSBURGH — Michael Baker Corporation (NYSE Alternext US:BKR) today reported record earnings for the third quarter and first nine months of 2008.
     For the quarter, Baker reported net income of $11.8 million, or $1.33 per diluted share, on total contract revenues of $181 million. This compares to restated net income of $4.5 million, or $0.51 per diluted share, on total contract revenues of $176 million in the third quarter of 2007. The substantial increase in earnings in the current quarter results from improved operating performance in both the Engineering and Energy segments, as well as several significant nonrecurring items in Energy, including the reimbursement of restatement-related professional fees of $3.0 million, and the favorable impact of tax settlements, including penalty liability reductions totaling $1.6 million and interest liability reversals of $2.0 million. The increase in total contract revenues in the current quarter is attributable primarily to an 18 percent quarter-over-quarter growth in Engineering segment revenue, which was partially offset by a 17 percent decrease in Energy segment revenue.
     The 18 percent increase in third quarter 2008 revenues in the Engineering business resulted primarily from work performed as support for the Department of Homeland Security’s efforts to secure U.S. borders, an increase in work performed for the Company’s unconsolidated joint venture in Iraq, and growth in several existing transportation projects. Operating income before corporate overhead allocations in Engineering increased 15 percent, with the major factor being the improved revenue volume compared to the year-ago period. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 12.8 percent for the third quarter of 2008, compared to 13.1 percent in the third quarter of 2007.
     The 17 percent decrease in third quarter 2008 revenues in the Energy business was due primarily to a client’s sale of properties and the resulting termination of a managed services contract during the third quarter of 2007, changes in the scope of services provided to two existing managed services clients, and the cancellation of another managed services contract in the first half of 2008. This decline was partially offset by the impact of several new contracts awarded to Energy during 2008, and an increase in international revenue, primarily in Nigeria. Energy’s operating income before corporate overhead allocations in the current quarter increased over the same period last year due to lower self-insured liability costs, and a nonrecurring incentive award associated with a managed services contract approximating $1.1 million. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 12.1 percent for the current quarter 2008, compared to zero percent for the third quarter of 2007.
     The effective tax rate for the first nine months of 2008 was 43 percent, lower than the 46 percent for the first nine months of 2007.
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     Total backlog for the Engineering and Energy businesses at September 30, 2008, was $1.28 billion, compared to $1.31 billion at December 31, 2007. Of these totals, $456 million and $426 million at September 30, 2008, and December 31, 2007, respectively, are considered funded backlog for the Engineering segment. Included in funded backlog at September 30, 2008, was $56 million related to the Company’s FEMA Map Modernization contract, compared to $57 million at December 31, 2007.
     On the balance sheet as of September 30, 2008, the Company had no long-term debt and a cash balance of approximately $41 million.
     For the first nine months of 2008, the Company reported net income of $26.2 million, or $2.94 per diluted share, on total contract revenues of $527 million, compared with net income of $12.1 million, or $1.37 per diluted share, on total contract revenues of $531 million in the first nine months of 2007.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “We are pleased with the continuing strong performance of our Engineering business, and encouraged by the improvement in our Energy operations. These results reflect the dedicated efforts of our more than 4,500 people around the world. Our backlog and balance sheet are strong, and we remain committed to our business strategy of organic and acquisition-related growth in the Engineering segment, while continuing to evaluate strategic options for the Energy business.” He added that, while the Company hasn’t experienced any cancellations or delays of projects presently in backlog as a result of the current financial and credit situation, “we will continue to manage our businesses conservatively and work with our clients to provide innovative, sustainable solutions to their most challenging issues.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, November 11, at 10:00 a.m. EST, to discuss the third quarter and first nine months’ results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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FINANCIAL SUMMARY
(Unaudited)
Operating Results
(In thousands, except earnings per share)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007
		Restated		Restated

Revenues	$181,237	$175,664	$526,989	$531,129

Gross profit	31,261	23,700	90,227	72,048

Income from operations	17,805	7,344	41,119	20,969

Income before income taxes	21,057	8,521	46,041	22,539

Net income	$11,794	$4,513	$26,166	$12,149

Weighted average shares outstanding:
Basic	8,812	8,775	8,805	8,726
Diluted	8,898	8,900	8,887	8,861

Earnings per share:
Basic	$1.34	$0.51	$2.97	$1.39
Diluted	$1.33	$0.51	$2.94	$1.37

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Segment results
(In millions)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

		Restated		Restated

Revenues
Engineering	$119.1	$100.6	$341.3	$289.6
Energy	62.1	75.1	185.7	241.5

Total revenues	$181.2	$175.7	$527.0	$531.1

Income/(loss) from operations before Corporate overhead
Engineering	$15.2	$13.2	$44.1	$33.7
Energy	7.5	(0.1)	10.1	3.6

Total segment income from operations before Corporate overhead	22.7	13.1	54.2	37.3

Less: Corporate overhead
Engineering	(3.7)	(3.4)	(10.1)	(10.7)
Energy	(1.3)	(1.3)	(3.9)	(4.0)

Total Corporate overhead	(5.0)	(4.7)	(14.0)	(14.7)

Total income/(loss) from operations
Engineering	11.5	9.8	34.0	23.0
Energy	6.2	(1.4)	6.2	(0.4)
Other Corporate income/(expense)	0.1	(1.1)	0.9	(1.6)

Total income from operations	$17.8	$7.3	$41.1	$21.0

Backlog
(In millions)

	As of
	September 30,	December 31,
	2008	2007
Engineering
Funded	$456.2	$425.6
Unfunded	638.3	696.6

Total Engineering	1,094.5	1,122.2
Energy	180.7	191.7

Total	$1,275.2	$1,313.9

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Condensed Balance Sheets
(In thousands)

	As of
	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$41,197	$22,052
Receivables, net	111,171	109,453
Unbilled revenues on contracts in progress	88,463	88,214
Prepaid expenses and other	12,867	14,718

Total current assets	253,698	234,437

Property, plant and equipment, net	16,238	16,776
Goodwill and other intangible assets, net	17,282	17,367
Other long-term assets	6,940	7,770

Total assets	$294,158	$276,350

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$44,705	$55,940
Accrued compensation and insurance	40,951	41,974
Other accrued expenses	36,565	36,123
Billings in excess of revenues on contracts in progress	17,192	15,771

Total current liabilities	139,413	149,808

Other long-term liabilities	13,533	11,485

Total liabilities	152,946	161,293

Common Stock	9,341	9,306
Additional paid-in capital	48,068	47,356
Retained earnings	89,226	63,060
Accumulated other comprehensive (loss)/income	(662)	96
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	141,212	115,057

Total liabilities & shareholders’ investment	$294,158	$276,350

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